Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated April 15, 2025, with respect to the consolidated financial statements of Inventiva S.A. and subsidiary, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

Paris La Défense, France
October 14, 2025

KPMG S.A.

/s/ Philippe Jacques Grandclerc

Philippe Jacques Grandclerc

Partner